UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2013

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 3, 2013, American Realty Capital Healthcare Trust, Inc. (the “Company”) announced that its initial public offering will close to new investments next week when the Company will have successfully completed its target equity raise of $1.75 billion (including shares to be reallocated from the Company’s distribution reinvestment plan).

Subscriptions that are received will continue to be processed, subject to the availability of shares. However, the Company’s dealer manager, Realty Capital Securities, LLC, has notified the Company’s selling group that it expects that subscription agreements received on or after April 12, 2013 will likely be returned. Additionally, subscription agreements received prior to April 12, 2013, but not in good order, or those that require additional information or funding, will be subject to review and will be processed only if shares are available. Any subscriptions that the Company is unable to accept will be promptly returned. In light of the foregoing, the Company asks that financial advisors not submit any additional subscriptions for our shares.

Therefore, the Company will reallocate the remaining 23.5 million shares available under its distribution reinvestment plan to the Company’s primary offering, once it sells the 36.6 million shares of common stock available in the primary offering, as of March 31, 2013. Furthermore, as the Company has previously communicated and, in line with its best practices, the Company will close its offering as originally sized and will not raise additional capital through a follow-on offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: April 3, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors